EXHIBIT 99.1

Contact:	Neenah Paper, Inc.
Bill McCarthy
Vice President – Financial Analysis and Investor Relations
678-518-3278

Neenah Paper to Meet with Buchanan

Regarding Status of Terrace Bay Transfer

ALPHARETTA, GEORGIA – June 2, 2006 (NYSE:NP) – Neenah Paper, Inc. announced today that the company will be meeting next week with Buchanan Forest Products, Ltd. to discuss the status of a possible transfer of Neenah Paper’s Terrace Bay pulp mill and woodlands operations to Buchanan.  In early May, Neenah Paper announced it had tentatively agreed to transfer these operations to Buchanan subject to several conditions, including completion by June 1 of labor negotiations between Buchanan and mill and woodlands employees.  Mill employees were able to negotiate a revised agreement in accordance with this deadline, however, woodlands employees have not.  Neenah Paper had previously announced plans to permanently close the mill and woodlands if a transfer to Buchanan could not be successfully completed.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades with well-known brands such as CLASSIC®, ENVIRONMENT®, KIMDURA® and MUNISING LP®.  The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers.  Neenah Paper is based in Alpharetta, Georgia, and has manufacturing operations in Wisconsin, Michigan and in the Canadian provinces of Ontario and Nova Scotia.  Additional information about Neenah Paper can be found at the company’s web site at www.neenah.com.